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                                                                  EXHIBIT 23.2



The Board of Directors
MacDermid, Incorporated:

          We consent to incorporation by reference in the registration statement on Form S-8 of MacDermid, Incorporated of our reports dated May 14, 1998, relating to the consolidated balance sheets of MacDermid, Incorporated and subsidiaries as of March 31, 1998, and 1997, and the related consolidated statements of earnings, cash flows and shareholders' equity for each of the years in the three-year period ended March 31, 1998, and the related schedule, which reports appear or are incorporated by reference in the March 31, 1998 annual report on Form 10-K of MacDermid, Incorporated.

                               /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
September 22, 1998